MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2022

Record Annual Revenue of $1.3 Billion
Diluted Earnings Per Share of $0.20 for the Fourth Quarter and $2.59 for the Full Year

CALABASAS, Calif., February 17, 2023 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and the year ended December 31, 2022.

Fourth Quarter 2022 Highlights Compared to Fourth Quarter 2021
•Total revenue was $262.4 million, compared to $495.1 million
•Net income was $7.9 million, or $0.20 per common share, diluted, compared to $62.0 million, or $1.53 per common share, diluted
•Adjusted EBITDA was $14.1 million compared to $88.2 million
•Brokerage commissions were $235.8 million, compared to $455.5 million
oPrivate Client brokerage revenue was $145.6 million, compared to $247.4 million
oMiddle Market and Larger Transaction brokerage revenue was $85.1 million, compared to $198.6 million
•Financing fees were $21.6 million, compared to $34.2 million

Full Year 2022 Highlights Compared to Full Year 2021
•Total revenue was $1,301.7 million, compared to $1,296.4 million
•Net income was $104.2 million, or $2.59 per common share, diluted, compared to $142.5 million, or $3.55 per common share, diluted
•Adjusted EBITDA was $165.5 million compared to $213.0 million
•Brokerage commissions were $1,170.3 million, compared to $1,171.0 million
oPrivate Client brokerage revenue was $682.0 million, compared to $694.0 million
oMiddle Market and Larger Transaction brokerage revenue was $463.5 million, compared to $446.3 million
•Financing fees were $113.0 million, compared to $109.7 million

“Despite a challenging fourth quarter spurred by the Fed-induced market disruption, MMI delivered record revenue in 2022 and the second-best earnings in our 52-year history,” stated Hessam Nadji, Marcus & Millichap’s President and CEO. “Last year’s Federal Reserve actions to fight runaway inflation resulted in the most aggressive financial tightening in 40 years, disrupting valuations and reducing fourth quarter market sales by 57%, according to data from Real Capital Analytics. Our fourth quarter financial results were directly impacted by the market disruption and costs related to investments in long-term growth initiatives. However, the relative strength of the Marcus & Millichap platform was on display as we outperformed the market with nearly 2,700 closings in the quarter.”

Mr. Nadji continued, “Notwithstanding ongoing near-term market headwinds, we expect clarity to emerge as the Fed nears the end of its tightening cycle and real estate investors recalibrate expectations on valuations. This will take time to emerge broadly and lift trading volumes, but there is no shortage of capital or buyer demand for appropriately priced assets. Our strategy to stay focused on the long term, continue investing in technology, market-leading talent and accretive acquisitions is unwavering. As we have proven through many cycles, our client-driven, value-added services are particularly sought after during times of disruption and foster robust recovery as cycles turn. We continue to invest in our business, which we believe will further enhance our market position and enable us to create even more long-term value for our shareholders.”

Capital Allocation

During the twelve months ended December 31, 2022, the Company declared two semi-annual regular dividends and one special dividend totaling $62.6 million, and repurchased 864,271 shares of common stock for $29.6 million.

On February 9, 2023, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, or approximately $10.4 million, payable on April 6, 2023, to stockholders of record at the close of business on March 14, 2023.

Fourth Quarter 2022 Results Compared to Fourth Quarter 2021

Total revenue for the fourth quarter of 2022 was $262.4 million, compared to $495.1 million for the same period during the prior year, decreasing by 47.0%. Real estate brokerage commissions decreased to $235.8 million, compared to $455.5 million from the same period in the prior year primarily driven by lower transaction volume resulting from a slowdown in market activity arising from increasing interest rates and an uncertain economic outlook.

Total operating expenses for the fourth quarter of 2022 were $256.6 million, a decrease of 37.9% compared to $413.2 million for the same period in the prior year. The change was primarily driven by a 45.8% decrease in cost of services and a 5.7% decrease in selling, general and administrative expense. Cost of services as a percent of total revenue increased by 160 basis points to 68.9% compared to the same period during the prior year, primarily due to more tenured agents achieving a larger share of revenue throughout the year.

Selling, general and administrative expense for the fourth quarter of 2022 decreased by $4.4 million to $72.6 million, compared to the same period in the prior year. The change was primarily due to a decrease in management performance compensation.

Net income for the fourth quarter of 2022 was $7.9 million, or $0.20 per common share, diluted, compared to $62.0 million, or $1.53 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the fourth quarter of 2022 was $14.1 million, compared to $88.2 million for the same period in the prior year.
Full Year 2022 Results Compared to Full Year 2021
Total revenue for 2022 reached $1,302 million, compared to $1,296 million for 2021, an increase of $5.3 million, or 0.4%. Total operating expenses for 2022 were $1,164 million, compared to $1,107 million for 2021, which represents an increase of 5.2%. Cost of services as a percent of total revenue increased to 65.4% for 2022, up 60 basis points compared to 2021, primarily due to a larger share of revenue generated by more tenured agents. Net income for 2022 was $104.2 million, or $2.59 per common share, diluted, compared with $142.5 million, or $3.55 per common share, diluted, for 2021. Adjusted EBITDA for 2022 decreased to $165.5 million, from $213.0 million for 2021. As of December 31, 2022, the Company had 1,904 investment sales and financing professionals, a net reduction of 90 over the prior year.

Business Outlook
The economy and commercial real estate transaction market will likely remain choppy for the first half of 2023 as interest rate fluctuations and lender caution impair the price discovery process and the buyer/seller expectation gap remains wide. However, the Company believes it remains well positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 21% share of this segment by transaction count.

Key factors that may influence the Company’s business during 2023 include:
•Volatility in market sales and investor sentiment driven by:
oThe elevated cost of debt capital
oInterest rate fluctuations and the heightened bid-ask spread between buyers and sellers
oRisks of an impending recession and the resulting reduction of CRE space demand that results from uncertainty
oPossible impact to investor sentiment related to potential tax and other policy changes which may contribute to transaction acceleration and/or future fluctuations in sales and financing activity
oRising operating costs driven by wages, insurance, taxes and construction materials
•Volatility in each of the Company’s market segments
•Increase in costs related to in-person events, client meetings, and conferences as the economy opens further
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration

Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.

Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, February 17, 2023 through 11:59 p.m. Eastern Time on Friday, March 3, 2023 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13735052.

About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2022, the Company had 1,904 investment sales and financing professionals in 81 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 12,272 transactions in 2022, with a sales volume of approximately $86.3 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2023, the anticipation of further interest rate increases and inflation, the execution of our capital return program, and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of rising inflation and higher interest rates;
•our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cyber and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” "goal," “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-K for the year ended December 31, 2022. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Real estate brokerage commissions	$235,827	$455,511	$1,170,310	$1,170,969
Financing fees	21,615	34,242	112,978	109,690
Other revenue	5,007	5,381	18,422	15,781
Total revenue	262,449	495,134	1,301,710	1,296,440
Operating expenses:
Cost of services	180,724	333,327	850,894	840,209
Selling, general and administrative	72,629	77,007	300,009	255,154
Depreciation and amortization	3,239	2,915	13,406	11,721
Total operating expenses	256,592	413,249	1,164,309	1,107,084
Operating income	5,857	81,885	137,401	189,356
Other income, net	4,368	1,790	5,336	4,527
Interest expense	(161)	(144)	(708)	(580)
Income before provision for income taxes	10,064	83,531	142,029	193,303
Provision for income taxes	2,153	21,529	37,804	50,833
Net income	$7,911	$62,002	$104,225	$142,470

Earnings per share:
Basic	$0.20	$1.55	$2.61	$3.57
Diluted	$0.20	$1.53	$2.59	$3.55
Weighted average common shares outstanding:
Basic	39,461	39,977	39,893	39,888
Diluted	39,678	40,419	40,186	40,187

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was $16.4 billion for the three months ended December 31, 2022, encompassing 2,698 transactions consisting of $13.1 billion for real estate brokerage (2,043 transactions), $2.4 billion for financing (408 transactions) and $0.9 billion in other transactions, including consulting and advisory services (247 transactions). Total sales volume was $86.3 billion for the year ended December 31, 2022, encompassing 12,272 transactions consisting of $68.1 billion for real estate brokerage (9,111 transactions), $12.8 billion for financing (2,143 transactions) and $5.4 billion in other transactions, including consulting and advisory services (1,018 transactions). As of December 31, 2022, the Company had 1818 investment sales professionals and 86 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended December 31,		Years Ended December 31,
Real Estate Brokerage:	2022	2021	2022	2021
Average Number of Investment Sales Professionals	1,799	1,899	1,817	1,925
Average Number of Transactions per Investment Sales Professional	1.14	1.73	5.01	5.01
Average Commission per Transaction	$115,431	$138,960	$128,450	$121,319
Average Commission Rate	1.80%	1.59%	1.72%	1.73%
Average Transaction Size (in thousands)	$6,407	$8,718	$7,473	$6,994
Total Number of Transactions	2,043	3,278	9,111	9,652
Total Sales Volume (in millions)	$13,090	$28,576	$68,088	$67,507

	Three Months Ended December 31,		Years Ended December 31,
Financing (1):	2022	2021	2022	2021
Average Number of Financing Professionals	86	83	86	85
Average Number of Transactions per Financing Professional	4.74	8.39	24.92	29.11
Average Fee per Transaction	$45,325	$42,639	$44,546	$37,959
Average Fee Rate	0.78%	0.78%	0.74%	0.81%
Average Transaction Size (in thousands)	$5,823	$5,458	$5,984	$4,691
Total Number of Transactions	408	696	2,143	2,474
Total Financing Volume (in millions)	$2,376	$3,799	$12,823	$11,605

(1) Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2022			2021			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	208	$111	$5,098	296	$200	$9,506	(88)	$(89)	$(4,408)
Private Client Market ($1 – <$10 million)	1,565	5,546	145,586	2,439	8,700	247,404	(874)	(3,154)	(101,818)
Middle Market ($10 – <$20 million)	154	2,131	38,476	273	3,733	72,531	(119)	(1,602)	(34,055)
Larger Transaction Market (≥$20 million)	116	5,302	46,667	270	15,943	126,070	(154)	(10,641)	(79,403)
	2,043	$13,090	$235,827	3,278	$28,576	$455,511	(1,235)	$(15,486)	$(219,684)

	Year Ended December 31,
	2022			2021			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	936	$560	$24,809	1,087	$732	$30,681	(151)	$(172)	$(5,872)
Private Client Market ($1 – <$10 million)	6,850	24,474	682,019	7,300	24,339	693,996	(450)	135	(11,977)
Middle Market ($10 – <$20 million)	735	9,980	188,593	643	8,874	170,230	92	1,106	18,363
Larger Transaction Market (≥$20 million)	590	33,074	274,889	622	33,562	276,062	(32)	(488)	(1,173)
	9,111	$68,088	$1,170,310	9,652	$67,507	$1,170,969	(541)	$581	$(659)

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	December 31,
	2022	2021
Assets
Current assets:
Cash, cash equivalents, and restricted cash of $15,800	$235,873	$382,140
Commissions receivable	8,453	17,230
Prepaid expenses	9,411	13,220
Income tax receivable	8,682	—
Marketable debt securities, available-for-sale (includes amortized cost of $254,683 and $183,915 at December 31, 2022 and 2021, respectively, and $0 allowance for credit losses)	253,434	183,868
Advances and loans, net	4,005	6,403
Other assets, current	7,282	5,270
Total current assets	527,140	608,131
Property and equipment, net	27,644	23,192
Operating lease right-of-use assets, net	87,945	81,528
Marketable debt securities, available-for-sale (includes amortized cost of $72,818 and $111,858 at December 31, 2022 and 2021, respectively, and $0 allowance for credit losses)	68,595	112,610
Assets held in rabbi trust	9,553	11,508
Deferred tax assets, net	41,321	33,736
Goodwill and other intangible assets, net	55,696	48,105
Advances and loans, net	169,955	113,242
Other assets, non-current	15,859	13,146
Total assets	$1,003,708	$1,045,198
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$11,450	$15,487
Deferred compensation and commissions	75,321	114,685
Income tax payable	—	17,853
Operating lease liabilities	16,984	18,973
Accrued bonuses and other employee related expenses	38,327	49,848
Other liabilities, current	9,933	8,784
Total current liabilities	152,015	225,630
Deferred compensation and commissions	64,461	53,536
Operating lease liabilities	65,109	58,334
Other liabilities, non-current	8,614	11,394
Total liabilities	290,199	348,894
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2022 and 2021, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,255,838 and 39,692,373 at December 31, 2022 and 2021, respectively	4	4
Additional paid-in capital	131,541	121,844
Retained earnings	585,581	573,546
Accumulated other comprehensive income	(3,617)	910
Total stockholders’ equity	713,509	696,304
Total liabilities and stockholders’ equity	$1,003,708	$1,045,198

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$7,911	$62,002	$104,225	$142,470
Adjustments:
Interest income and other (1)	(3,992)	(1,026)	(7,951)	(2,496)
Interest expense	161	144	708	580
Provision for income taxes	2,153	21,529	37,804	50,833
Depreciation and amortization	3,239	2,915	13,406	11,721
Stock-based compensation	4,637	2,708	17,312	10,361
Non-cash MSR activity (2)	—	(60)	—	(467)
Adjusted EBITDA	$14,109	$88,212	$165,504	$213,002

(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)Non-cash MSR activity includes the assumption of servicing obligations.

Glossary of Terms
•Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market segment: transactions with values of $20 million and above
•Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards

Certain Adjusted Metrics
Real Estate Brokerage
During the twelve months ended December 31, 2022, we closed a large portfolio of transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding these transactions:

	Three Months Ended December 31, 2022		Year Ended December 31, 2022
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Increase (decrease)	(54.2)%	(50.4)%	0.9%	(1.0)%
Average Commission Rate Increase (decrease)	13.2%	5.9%	(0.6)%	(1.1)%
Average Transaction Size Increase (decrease)	(26.5)%	(20.5)%	6.8%	4.9%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com